AMENDMENT TO THE
MANAGER DIRECTED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, effective as of the 1st day of December, 2017, to the Fund Accounting Servicing Agreement dated as of July 1, 2016, (the "Agreement"), is entered into by and between MANAGER DIRECTED PORTFOLIOS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add two funds; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Manager Directed Portfolios:

Exhibit F, the Marmont Redwood International Equity Fund and the Marmont Redwood Emerging Markets Fund are hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGER DIRECTED PORTFOLIOS                                      U.S. BANCORP FUND SERVICES, LLC

By: /s/Douglas J. Neilson                                                                    By: /s/ Anita M. Zagrodnik
Name: Douglas J Neilson                                                                Name:    Anita M. Zagrodnik

Title: President                                                                                 Title: Senior VP

Exhibit F - Manager Directed Portfolios Fund Accounting Servicing Agreement

Name of Series
Marmont Redwood International Equity Fund
Marmont Redwood Emerging Markets Fund

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at December 2017

Annual Fee Based Upon Average Net Assets per Fund*
__ basis points on the first $__ million
__ basis points on the next $__ million
__ basis points on the next $__ million
__ basis points on the balance
Minimum Annual Fee: $__ per fund ($__ or 25% discount in first 12 months of operation)

▪	Additional fee of $__ for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$__ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$__ – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$__ – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$__ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$__ – Bank Loans
▪	$__ – Swaptions
▪	$__ – Intraday money market funds pricing, up to 3 times per day
▪	$__ – Credit Default Swaps
▪	$__ per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$__ per Foreign Equity Security per Month
▪	$__ per Domestic Equity Security per Month
▪	$__ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$__ per security per month for fund administrative data

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor's Signature below acknowledges approval of the fee schedule on this Exhibit F.

Marmont Partners LLC

By: /s/ Daniel DiDomenico

Printed Name and Title: Daniel DiDomenico, CCO     Date: 12/22/17